QKL Stores Inc. Announces Second Quarter 2012

Financial Results

-- 2Q12 Revenue decreased by 0.3% to $83.2 million from $83.5 million in 2Q11--

-- 2Q12 Gross Profit decreased by 0.4% to $14.6 million from $14.6 million in 2Q11 –

Daqing, China, August 14, 2012 – QKL Stores Inc. (the “Company”) (Nasdaq: QKLS), a leading regional supermarket chain in Northeastern China and Inner Mongolia, today announced its financial results for the second quarter ended June 30, 2012.

Mr. Zhuangyi Wang, Chairman and CEO, said, “The second quarter was a period in which we focused on improving efficiency in our business. Our existing stores opened for more than a year continued to show stable gross profit margin of 17.5% which helps support the ramp up period of our newer stores, which typically take longer to reach profitability.

“We plan to open 3 additional stores this year. Most of the new stores we will open in the future will be located in the Heilongjiang Province where we have stronger relationships with local vendors and the cost of goods is slightly lower than the other two provinces (Liaoning and Jilin) in which we operate.”

“As our new store opening plan modifies from the first half of the year, we believe that preliminary new store opening expenses will decrease in the coming quarters as our total store sales rise, labor & utility costs stabilize and new store marketing expenses ease. For the remaining two quarters of 2012, we believe our gross margin will remain stable in the 17%-17.5% range, operating expenses as a percent of total revenue will move back into the 14%-15% range and we’ll return to profitability with net income as a percent of total revenue in the 0.5%-1.0% range.”

“As QKL expands its market presence in northeast China, we are uniquely positioned against our local competitors through our large product offering, strong supplier relationships, efficient distribution network and state-of-the-art IT system. We are comfortable with our opportunities in the second half of the year and believe we’ll see an improvement in operating expenses and profit growth from the current quarter.”

Second Quarter 2012 Financial Results

Revenue in the second quarter of 2012 decreased by 0.3% to $83.2 million from $83.5 million in the second quarter of 2011. Revenue performance reflected the growth of 46 comparable stores, which have been open for at least one year before the beginning of the comparison period, or by April 1, 2011, as well as sales generated from the opening of 7 new stores since April 1, 2011. Same-store sales were approximately $77.0 million in the second quarter of 2012, representing an increase of 3.6% from $74.3 million in the second quarter of 2011.The 7 new stores opened since April 1, 2011 generated approximately $6.2 million in the second quarter of 2012.

Gross profit decreased 0.4% year-over-year to $14.6 million, compared to $14.6 million in the prior year period. Gross margin for the second quarter of 2012 is likely to be between 17.0% and 17.5%. The change in gross profit was primarily attributable to net sales decreased by $0.2 million in the second quarter of 2012 compared to the second quarter of 2011.

Operating expenses decreased 1.4% to $14.5 million compared to $14.7 million in the prior year period. This was primarily a result of higher preliminary expenses for new stores in the prior year period.

The Company reported a net income of approximately $9,611, or $0.001 per diluted share, compared with net loss of $32,867, or $(0.003) per diluted share, for the same period in 2011. This increase was due to lower selling expenses related to new store openings in the second quarter of 2012.

As of June 30, 2012, the Company had $26.0 million in unrestricted cash and bank loans of $3,164,707, compared to $36.0 million as of June 30, 2011 with no bank loans.

As of June 30, 2012, the Company operated 53 stores totaling 286,000 sq. meters compared to 51 stores totaling 275,000 sq. meters in the prior year period.

As a result of the Reverse Stock Split, the number of outstanding shares of common stock of the Company was reduced to 10,527,637 shares. Fractional stockholdings were rounded up to the nearest whole number. Each shareholder's percentage ownership interest in the Company and proportional voting power remains unchanged after the Reverse Stock Split except for minor changes and adjustments resulting from rounding of fractional interests. The rights and privileges of the holders of common stock are substantially unaffected by the Reverse Stock Split.

Net cash provided by operating activities for the six month ended June 30, 2012 and 2011 was $22.4 million and $26.0 million, respectively. The decrease in cash provided by operating activities for the six month ended June 30, 2012 compared to the same period in 2011 primarily reflects net cash inflow caused by the increase in accrued expenses, and a decrease of inventories. The increase in accrued expenses was in line with the increase in operating expenses due to inflation and new store openings. The decrease of inventories was caused by reducing the inventories on hand after the peak Chinese New Year season. The decrease of other receivables is largely attributable to the recovery of money from vendors.

Conference Call

Management will host a conference call at 8:30 am ET on Tuesday, August 14th. To participate, please dial one of the local access numbers, listed below. The conference call identification number is 10017432.

Participant Dial In (Toll Free):	1-800-860-2442

Participant International:	1-412-858-4600

Canadian Dial In (Toll Free):	1-866-605-3852

China (N) Toll Free:	10-800-712-2304

China (S) Toll Free:	10-800-120-2304

Hong Kong Toll Free:	800-962475

About QKL Stores Inc.:

Based in Daqing, China, QKL Stores, Inc. is a leading regional supermarket chain company operating in Northeastern China and Inner Mongolia. QKL Stores sells a broad selection of merchandise, including groceries, fresh food, and non-food items, through its retail supermarkets, hypermarkets and department stores; the company also has its own distribution centers that service its supermarkets. For more information, please access the Company’s website at: www.qklstoresinc.com.

Safe Harbor Statement

Certain statements in this release and other written or oral statements made by or on behalf of the Company are “forward looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The forward looking statements are subject to a number of risks and uncertainties including market acceptance of the Company’s services and projects and the Company’s continued access to capital and other risks and uncertainties. The actual results the Company achieves may differ materially from those contemplated by any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements.

Contact Information

QKL Stores, Inc. In China:
Mike Li, Investor Relations
+86-459-460-7987

QKL STORES INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

	June 30, 2012	December 31, 2011
	(Unaudited)
ASSETS
Cash	$25,995,185	$9,037,550
Restricted cash	253	253
Accounts receivable	102,805	115,163
Inventories	41,319,371	54,336,501
Other receivables	7,834,546	11,991,134
Prepaid expenses	5,154,254	6,085,379
Advances to suppliers	7,141,023	10,160,552
Deferred income tax assets	2,960,318	2,972,570
Total current assets	90,507,755	94,699,102
Property, plant and equipment, net	42,417,556	43,042,136
Land use rights, net	733,962	748,410
Goodwill	26,671,404	26,346,942
Other assets	461,345	520,559
Total assets	$160,792,022	$165,357,149
LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term loans	$7,911,768	$10,998,162
Accounts payable	27,678,472	28,417,894
Cash card and coupon liabilities	16,327,419	16,024,437
Customer deposits received	441,362	931,604
Accrued expenses and other payables	11,821,826	14,328,656
Income taxes payable	174,273	227,016
Total current liabilities	64,355,120	70,927,769
Total liabilities	64,355,120	70,927,769
Shareholders’ equity
Common stock, $0.001 par value per share, authorized 100,000,000 shares, issued and outstanding 10,527,637 and 10,448,197 shares at June 30, 2012 and December 31, 2011, respectively*	10,527	10,448
Series A convertible preferred stock, par value $0.01, authorized 10,000,000 shares, issued and outstanding 5,457,960 and 5,694,549 at June 30, 2012 and December 31, 2011, respectively	54,580	56,945
Additional paid-in capital	91,828,974	91,610,531
Retained earnings – appropriated	7,282,560	7,282,560
Retained earnings	(14,918,204)	(15,758,416)
Accumulated other comprehensive income	12,178,465	11,227,312
Total shareholders’ equity	96,436,902	94,429,380
Total liabilities and shareholders’ equity	$160,792,022	$165,357,149

*The number of shares of common stock has been retroactively restated to reflect the Reverse Stock Split effected on June 11, 2012.

QKL STORES INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net sales	$83,221,544	$83,453,372	$195,260,160	$184,764,468
Cost of sales	68,653,106	68,828,405	161,636,596	152,044,021
Gross profit	14,568,438	14,624,967	33,623,564	32,720,447

Operating expenses:
Selling expenses	12,417,898	12,749,493	27,548,786	25,286,696
General and administrative expenses	2,089,501	1,946,466	4,465,275	4,150,083
Total operating expenses	14,507,399	14,695,959	32,014,061	29,436,779

Income (loss) from operations	61,039	(70,992)	1,609,503	3,283,668

Non-operating income (expense):
Interest income	78,243	163,762	104,771	453,385
Interest expense	(101,739)	-	(395,648)	(31,100)
Total non-operating income (expense)	(23,496)	163,762	(290,877)	422,285

Income before income taxes	37,543	92,770	1,318,626	3,705,953

Income taxes	27,932	125,637	478,414	1,151,691

Net income (loss)	$9,611	$(32,867)	$840,212	$2,554,262

Comprehensive income statement:
Net income (loss)	$9,611	$(32,867)	$840,212	$2,554,262
Foreign currency translation adjustment	88,676	1,784,806	951,153	2,362,436
Comprehensive income	$98,287	$1,751,939	$1,791,365	$4,916,698

Weighted average number of shares outstanding:
Basic*	10,500,251	9,918,362	10,474,368	9,923,928
Diluted*	12,346,437	9,918,362	12,346,552	12,346,380

Earnings (losses) per share:
Basic*	$0.001	$(0.003)	$0.068	$0.257
Diluted*	$0.001	$(0.003)	$0.068	$0.207

* The earnings (losses) per share data and the weighted average shares outstanding for all periods have been retroactively restated to reflect the 1-for-3 Reverse Stock Split effected on June 11, 2012.

QKL STORES INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

	(Unaudited)
	Six Months Ended June 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$840,212	$2,554,262
Depreciation – property, plant and equipment	3,284,259	3,566,227
Amortization	14,448	15,249
Share-based compensation	432,316	432,316
Deferred income tax	33,418	(169,473)
Loss on disposal of fixed assets	6,142	-
Adjustments to reconcile net income to net cash provided by operating activities:
Accounts receivable	13,166	(610,942)
Inventories	13,391,747	7,934,102
Other receivables	4,274,330	11,580,644
Prepaid expenses	1,036,426	(5,164)
Advances to suppliers	3,089,043	(598,759)
Accounts payable	(940,910)	(3,597,550)
Cash card and coupon liabilities	188,706	1,194,685
Customer deposits received	(496,420)	(310,921)
Accrued expenses and other payables	(2,718,441)	5,272,840
Income taxes payable	(54,310)	(1,284,241)
Net cash provided by operating activities	22,394,132	25,973,275

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(2,354,873)	(7,775,089)
Decrease of restricted cash	-	41,960
Net cash used in investing activities	(2,354,873)	(7,733,129)

CASH FLOWS FROM FINANCING ACTIVITIES:
Bank loan repayment	(3,164,707)	-
Net cash used in financing activities	(3,164,707)	-

Effect of foreign currency translation	83,083	332,622

Net increase in cash	16,957,635	18,572,768
Cash – beginning of period	9,037,550	17,460,034
Cash – end of period	$25,995,185	$36,032,802

Supplemental disclosures of cash flow information:
Interest paid	$395,983	$31,100
Income taxes paid	$533,130	$2,562,939